Filed Pursuant to Rule 424(b)(5)
File Number 333-214490

PROSPECTUS SUPPLEMENT

(To prospectus dated November 22, 2016)

$600,000,000

4.223% Senior Notes due June 15, 2048

Puget Sound Energy, Inc. is offering $600,000,000 principal amount of 4.223% Senior Notes due June 15, 2048 (the “Senior Notes”). We will pay interest on the Senior Notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018. The Senior Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Senior Notes will be secured by a series of our first mortgage bonds issued under our electric utility mortgage indenture. Notwithstanding anything in the Senior Note Indenture (as defined herein) to the contrary, we have agreed that so long as the Senior Notes remain outstanding, the Senior Notes will continue to be secured either by first mortgage bonds issued under our existing electric utility mortgage or by substitute pledged first mortgage bonds to be issued under a new mortgage, as described in this prospectus supplement under the heading “Description of the Senior Notes—Security”. The Senior Notes will not be listed on any securities exchange or included in any automated quotation. There are currently no public markets for the Senior Notes.

We may, at our option, redeem the Senior Notes at any time, in whole or in part, at the applicable redemption price as described in this prospectus supplement under the caption “Description of the Senior Notes—Optional Redemption.” The Senior Notes do not have the benefit of any sinking fund.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-5.

	Price to Public (1)	Underwriting Discount	Proceeds to Puget Sound Energy, Inc. (2)
4.223% Senior Notes due June 15, 2048	100.000%	0.875%	99.125%
Total	$600,000,000	$5,250,000	$594,750,000

(1)	Plus accrued interest from June 14, 2018, if settlement occurs after that date.
(2)	Before expenses in connection with the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Senior Notes will be delivered through the book-entry facilities of The Depository Trust Company on or about June 14, 2018.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Mizuho Securities

Barclays	Scotiabank	Wells Fargo Securities

Co-Managers

RBC Capital Markets	TD Securities

June 4, 2018.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, in any related free writing prospectus filed by us with the Securities and Exchange Commission, and in any communication from us or the underwriter specifying the final terms of the offering. Neither we nor any underwriter has authorized anyone to provide you with information that is different. If anyone provided you with additional or different information, you should not rely on it. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

PUGET SOUND ENERGY, INC.

Puget Sound Energy, Inc. (“Puget Sound Energy”) is a public utility incorporated in the State of Washington primarily engaged in the business of electric transmission, distribution and generation and natural gas distribution. Puget Sound Energy is the largest electric and gas utility in the state of Washington, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At March 31, 2018, we had approximately 1,138,488 electric customers, of which approximately 87.9% were residential customers, 11.2% were commercial customers and 0.9% were industrial, transportation and other customers. At March 31, 2018, we had approximately 822,148 gas customers, of which approximately 92.9% were residential customers, 6.8% were commercial customers and 0.3% were industrial and transportation customers.

Our executive office is located at 10885 N.E. 4th Street, Suite 1200, Bellevue, Washington 98004-5591. Our telephone number is (425) 454-6363.

FORWARD-LOOKING INFORMATION

This prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are statements of expectations, beliefs, plans, objectives and assumptions of future events or performance. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. Words or phrases such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “future,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” “will likely result,” or “will continue” or the negative of such terms or similar expressions are intended to identify certain of these forward-looking statements and may be included in discussion of, among other things, our anticipated operating or financial performance, business plans and prospects, planned capital expenditures and other future expectations. In particular, these include statements relating to future actions, business plans and prospects, future performance expenses, the outcome of contingencies, such as legal proceedings, government regulation and financial results.

Forward-looking statements reflect current expectations and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. There can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

In addition to other factors and matters discussed elsewhere in this prospectus supplement and the accompanying prospectus, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	Governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC) and the Washington Utilities and Transportation Commission (Washington Commission), that may affect our ability to recover costs and earn a reasonable return, including but not limited to disallowance or delays in the recovery of capital investments and operating costs and discretion over allowed return on investment;

•	Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or by products of electric generation (including coal ash or other substances), natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•	Changes in tax law, related regulations or differing interpretation, including as a result of the Tax Cuts and Job Acts legislation, or enforcement of applicable law by the Internal Revenue Service (IRS) or other taxing jurisdiction; and Puget Sound Energy’s ability to recover costs in a timely manner arising from such changes;

•	Inability to realize deferred tax assets and use production tax credits (PTCs) due to insufficient future taxable income;

•	Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires and landslides, and other acts of God, terrorism, asset-based or cyber-based attacks, pandemic or similar significant events, which can interrupt service and lead to lost revenue, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets from creditworthy counterparties;

•

Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede Puget Sound Energy’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•	Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•	The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•	Puget Sound Energy electric or natural gas distribution system failure, blackouts or large curtailments of transmission systems (whether Puget Sound Energy’s or others’), or failure of the interstate natural gas pipeline delivering to Puget Sound Energy’s system, all of which can affect Puget Sound Energy’s ability to deliver power or natural gas to its customers and generating facilities;

•	Electric plant generation and transmission system outages, which can have an adverse impact on Puget Sound Energy’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability to restart generation following a regional transmission disruption;

•	The ability of a natural gas or electric plant to operate as intended;

•	Changes in climate or weather conditions in the Pacific Northwest, which could have effects on customer usage and Puget Sound Energy’s revenue and expenses;

•	Regional or national weather, which could impact Puget Sound Energy’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and the cost of procuring such supplies;

•	Variable hydrological conditions, which can impact streamflow and Puget Sound Energy’s ability to generate electricity from hydroelectric facilities;

•	Variable wind conditions, which can impact Puget Sound Energy’s ability to generate electricity from wind facilities;

•	The ability to renew contracts for electric and natural gas supply and the price of renewal;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

•	General economic conditions in the Pacific Northwest, which may impact customer consumption or affect Puget Sound Energy’s accounts receivable;

•	The loss of significant customers, changes in the business of significant customers or the condemnation of Puget Sound Energy’s facilities as a result of municipalization or other government action or negotiated settlement, which may result in changes in demand for Puget Sound Energy’s services;

•	The failure of information systems or the failure to secure information system data, which may impact the operations and cost of Puget Sound Energy’s customer service, generation, distribution and transmission;

•	Opposition and social activism that may hinder Puget Sound Energy’s ability to perform work or construct infrastructure;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•	Employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive;

•	The ability to obtain insurance coverage, the availability of insurance for certain specific losses, and the cost of such insurance;

•	The ability to maintain effective internal controls over financial reporting and operational processes;

•	Changes in Puget Sound Energy’s credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy generally; and

•	Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of Puget Sound Energy’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Puget Sound Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult Item 1A—“Risk Factors” in Puget Sound Energy’s most recent annual report on Form 10-K and any further disclosures we make on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K.

RISK FACTORS

An investment in the Senior Notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. In addition to the risk factors set forth below,, please read the information included or incorporated by reference under “Risk Factors” and “Forward-Looking Information” in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2017 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The actions of regulators can significantly affect Puget Sound Energy’s earnings, liquidity and business activities.

The rates that Puget Sound Energy is allowed to charge for its services is the single most important item influencing its financial position, results of operations and liquidity. Puget Sound Energy is highly regulated and the rates that it charges its wholesale and retail customers are determined by both the Washington Commission and the FERC. Puget Sound Energy is also subject to the regulatory authority of the Washington Commission with respect to accounting, operations, the issuance of securities and certain other matters, and the regulatory authority of the FERC with respect to the transmission of electric energy, the sale of electric energy at the wholesale level, accounting and certain other matters. In addition, proceedings with the Washington Commission typically involve multiple stakeholder parties, including consumer advocacy groups and various consumers of energy, who have differing concerns but who have the common objective of limiting rate increases or decreasing rates. Policies and regulatory actions by these regulators could have a material impact on Puget Sound Energy’s financial position, results of operations and liquidity.

Puget Sound Energy’s recovery of costs is subject to regulatory review and its operating income may be adversely affected if its costs are disallowed.

The Washington Commission determines the rates Puget Sound Energy may charge to its electric retail customers based, in part, on historic costs during a particular test year, adjusted for certain normalizing adjustments. Power costs on the other hand, are normalized for market, weather and hydrological conditions projected to occur during the applicable rate year, the ensuing twelve-month period after rates become effective. The Washington Commission determines the rates Puget Sound Energy may charge to its natural gas customers based on historic costs during a particular test year. Natural gas costs are adjusted through the PGA mechanism, as discussed previously. If in a specific year Puget Sound Energy’s costs are higher than the amounts used by the Washington Commission to determine the rates, revenue may not be sufficient to permit Puget Sound Energy to earn its allowed return or to cover its costs. In addition, the Washington Commission has the authority to determine what level of expense and investment is reasonable and prudent in providing electric and natural gas service. If the Washington Commission decides that part of Puget Sound Energy’s costs do not meet the standard, those costs may be disallowed partially or entirely and not recovered in rates. For the aforementioned reasons, the rates authorized by the Washington Commission may not be sufficient to earn the allowed return or recover the costs incurred by Puget Sound Energy in a given period.

Puget Sound Energy is currently subject to a Washington Commission order that requires Puget Sound Energy to share its excess earnings above the authorized rate of return with customers.

The Washington Commission previously approved an electric and natural gas decoupling mechanism for the recovery of its delivery-system costs, along with an ERF, a rate plan and an earnings sharing mechanism that requires Puget Sound Energy and its customers to share in any earnings in excess of the authorized rate of return of 7.77% during the term of the rate plan. The earnings test is done for each service (electric/natural gas)

separately, so Puget Sound Energy would be obligated to share the earnings for one service exceeding the threshold, even if the other service did not meet the earnings test. The settlement agreement accepted by the Washington Commission on December 5, 2017 and effective December 19, 2017 provided for an updated rate of return of 7.60%.

The Power Cost Adjustment (“PCA”) mechanism, by which variations in Puget Sound Energy’s power costs are apportioned between Puget Sound Energy and its customers pursuant to a graduated scale, could result in significant increases in Puget Sound Energy’s expenses if power costs are significantly higher than the baseline rate.

Puget Sound Energy has a PCA mechanism that provides for recovery of power costs from customers or refunding of power cost savings to customers, as those costs vary from the “power cost baseline” level of power costs which are set, in part, based on normalized assumptions about weather and hydrological conditions. Excess power costs or power cost savings will be apportioned between Puget Sound Energy and its customers pursuant to the graduated scale set forth in the PCA mechanism and will trigger a surcharge or refund when the cumulative deferral trigger is reached. As a result, if power costs are significantly higher than the baseline rate, Puget Sound Energy’s expenses could significantly increase.

Puget Sound Energy’s cash flow and earnings could be adversely affected by potential high prices and volatile markets for purchased power, recurrence of low availability of hydroelectric resources, outages of its generating facilities or a failure to deliver on the part of its suppliers.

The utility business involves many operating risks. If Puget Sound Energy’s operating expenses, including the cost of purchased power and natural gas, significantly exceed the levels recovered from retail customers, its cash flow and earnings would be negatively affected. Factors which could cause Puget Sound Energy’s purchased power and natural gas costs to be higher than anticipated include, but are not limited to, high prices in western wholesale markets during periods when Puget Sound Energy has insufficient energy resources to meet its energy supply needs and/or purchases in wholesale markets of high volumes of energy at prices above the amount recovered in retail rates due to:

•	Below normal levels of generation by Puget Sound Energy-owned hydroelectric resources due to low streamflow conditions or precipitation;

•	Extended outages of any of Puget Sound Energy-owned generating facilities or the transmission lines that deliver energy to load centers, or the effects of large-scale natural disasters on a substantial portion of distribution infrastructure; and

•	Failure of a counterparty to deliver capacity or energy purchased by Puget Sound Energy.

Puget Sound Energy’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

Puget Sound Energy owns and operates coal, natural gas-fired, hydroelectric, and wind-powered generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels or increase expenditures, including:

•	Facility shutdowns due to a breakdown or failure of equipment or processes;

•	Volatility in prices for fuel and fuel transportation;

•	Disruptions in the delivery of fuel and lack of adequate inventories;

•	Regulatory compliance obligations and related costs, including any required environmental remediation, and any new laws and regulations that necessitate significant investments in our generating facilities;

•	Labor disputes;

•	Operator error or safety related stoppages;

•	Terrorist or other attacks (both cyber-based and/or asset-based); and

•	Catastrophic events such as fires, explosions or acts of nature.

If Puget Sound Energy is unable to protect its physical assets from terrorist attacks or its information technology infrastructure and network against data corruption, cyber-based attacks or network security breaches, its operations could be disrupted.

Despite Puget Sound Energy’s implementation of security measures, its physical assets and technology systems may be vulnerable to disability, failures or unauthorized access due to hacking, viruses, acts of war or terrorism and other causes. If the technology systems were to fail or be breached and Puget Sound Energy were unable to recover in a timely manner, Puget Sound Energy may be unable to fulfill critical business functions and sensitive, confidential and other data could be compromised, which could have a material adverse effect on its results of operations, financial condition and cash flows. In addition, these physical asset or cyber-based attacks could disrupt its ability to produce or distribute some portion of our energy products and could affect the reliability or operability of the electric and natural gas systems. As a result, Puget Sound Energy endeavors to maintain vigilant security programs and procedures to protect against the continuous threat of physical asset and cyber-based attacks, and as a result, Puget Sound Energy may be required to expend significant dollars and other resources to protect against existing and ensuing threats.

Puget Sound Energy is subject to the commodity price, delivery and credit risks associated with the energy markets.

In connection with matching Puget Sound Energy’s energy needs and available resources, Puget Sound Energy engages in wholesale sales and purchases of electric capacity and energy and, accordingly, is subject to commodity price risk, delivery risk, credit risk and other risks associated with these activities. Credit risk includes the risk that counterparties owing Puget Sound Energy money or energy will breach their obligations for delivery of energy supply or contractually required payments related to Puget Sound Energy’s energy supply portfolio. Should the counterparties to these arrangements fail to perform, Puget Sound Energy may be forced to enter into alternative arrangements. In that event, Puget Sound Energy’s financial results could be adversely affected. Although Puget Sound Energy takes into account the expected probability of default by counterparties, the actual exposure to a default by a particular counterparty could be greater than predicted.

Costs of compliance with environmental, climate change and endangered species laws are significant and the costs of compliance with new and emerging laws and regulations and the incurrence of associated liabilities could adversely affect Puget Sound Energy’s results of operations.

Puget Sound Energy’s operations are subject to extensive federal, state and local laws and regulations relating to environmental issues, including air emissions and climate change, endangered species protection, remediation of contamination, avian protection, waste handling and disposal, decommissioning, water protection and siting new facilities. To fulfill these legal requirements, Puget Sound Energy must spend significant sums of money to comply with these measures including resource planning, remediation, monitoring, analysis, mitigation measures, pollution control equipment and emissions related abatement and fees. New environmental laws and regulations affecting Puget Sound Energy’s operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to Puget Sound Energy or its facilities. Compliance with these or other future regulations could require significant expenditures by Puget Sound Energy and adversely affect Puget Sound Energy’s financial position, results of operations, cash flows and liquidity. In addition, Puget Sound Energy may not be able to recover all of its costs for such expenditures through electric and natural gas rates, in a timely manner, at current levels in the future.

Under current law, Puget Sound Energy is also generally responsible for any on-site liabilities associated with the environmental condition of the facilities that it currently owns or operates or has previously owned or operated. The incurrence of a material environmental liability or new regulations governing such liability could result in substantial future costs and have a material adverse effect on Puget Sound Energy’s results of operations and financial condition.

Specific to climate change, Washington State has adopted both renewable portfolio standards and GHG legislation, including an emission performance standard provision and the EPA set CO2 emission standards with specific state goals.

Puget Sound Energy’s business is dependent on its ability to successfully access capital.

Puget Sound Energy relies on access to internally generated funds, bank borrowings through multi-year committed credit facilities and short-term money markets as sources of liquidity and longer-term debt markets to fund its utility construction program and other capital expenditure requirements. If Puget Sound Energy is unable to access capital on reasonable terms, its ability to pursue improvements or acquisitions, including generating capacity, which may be necessary for future growth, could be adversely affected. Capital and credit market disruptions, a downgrade of Puget Sound Energy’s credit rating or the imposition of restrictions on borrowings under its credit facilities in the event of a deterioration of financial ratios, may increase Puget Sound Energy’s cost of borrowing or adversely affect the ability to access one or more financial markets.

Puget Sound Energy’s operating results fluctuate on a seasonal and quarterly basis and can be impacted by various impacts of climate change.

Puget Sound Energy’s business is seasonal and weather patterns can have a material impact on its revenue, expenses and operating results. Demand for electricity is greater in the winter months associated with heating. Accordingly, Puget Sound Energy’s operations have historically generated less revenue and income when weather conditions are milder in winter. In the event that Puget Sound Energy experiences unusually mild winters, its results of operations and financial condition could be adversely affected. Puget Sound Energy’s hydroelectric resources are also dependent on snow conditions in the Pacific Northwest.

Puget Sound Energy may be adversely affected by extreme events in which Puget Sound Energy is not able to promptly respond, repair and restart the electric and natural gas infrastructure system.

Puget Sound Energy must maintain an emergency planning and training program to allow Puget Sound Energy to quickly respond to extreme events. Without emergency planning, Puget Sound Energy is subject to availability of outside contractors during an extreme event which may impact the quality of service provided to Puget Sound Energy’s customers and also require significant expenditures by Puget Sound Energy. In addition, a slow or ineffective response to extreme events may have an adverse effect on earnings as customers may be without electricity and natural gas for an extended period of time.

Puget Sound Energy depends on an aging work force and third party vendors to perform certain important services and may be negatively affected by its inability to attract and retain professional and technical employees or the unavailability of vendors.

Puget Sound Energy is subject to workforce factors, including but not limited to an aging workforce, loss or retirement of key personnel and availability of qualified personnel. Puget Sound Energy’s ability to implement a workforce succession plan is dependent upon Puget Sound Energy’s ability to employ and retain skilled professional and technical workers. Without a skilled workforce, Puget Sound Energy’s ability to provide quality service to Puget Sound Energy’s customers and to meet regulatory requirements could affect Puget Sound Energy’s earnings. Also, the costs associated with attracting and retaining qualified employees could reduce earnings and cash flows.

Puget Sound Energy continues to be concerned about the availability and aging of skilled workers for special complex utility functions. Puget Sound Energy also hires third party vendors to perform a variety of normal business functions, such as power plant maintenance, data warehousing and management, electric transmission, electric and natural gas distribution construction and maintenance, certain billing and metering processes, call center overflow and credit and collections. The unavailability of skilled workers or unavailability of such vendors could adversely affect the quality and cost of Puget Sound Energy’s natural gas and electric service and accordingly Puget Sound Energy’s results of operations.

Potential municipalization may adversely affect Puget Sound Energy’s financial condition.

Puget Sound Energy may be adversely affected if we experience a loss in the number of our customers due to municipalization or other related government action. When a town or city in Puget Sound Energy’s service territory establishes its own municipal-owned utility, it acquires Puget Sound Energy’s assets and takes over the delivery of energy services that Puget Sound Energy provides. Although Puget Sound Energy is compensated in connection with the town or city’s acquisition of its assets, any such loss of customers and related revenue could negatively affect Puget Sound Energy’s future financial condition.

The amount of Puget Sound Energy’s debt could adversely affect its liquidity and results of operations.

Puget Sound Energy has short-term and long-term debt, and may incur additional debt (including secured debt) in the future. Puget Sound Energy has a separate credit facility, which provides Puget Sound Energy with access to $800.0 million in short-term borrowing capability, and includes an expansion feature that could, upon the banks’ approval, increase the size of the facility to $1.4 billion. The Puget Sound Energy credit facility matures on October 25, 2022. As of March 31, 2018, no amounts were drawn and outstanding under the Puget Sound Energy credit facility. In addition, Puget Sound Energy, as of March 31, 2018, had approximately $3.6 billion outstanding under first mortgage bonds, pollution control bonds, senior notes and junior subordinated notes. Puget Sound Energy’s debt level could have important effects on the business, including but not limited to:

•	Making it difficult to satisfy obligations under the debt agreements and increasing the risk of default on the debt obligations;

•	Making it difficult to fund non-debt service related operations of the business; and

•	Limiting Puget Sound Energy’s financial flexibility, including its ability to borrow additional funds on favorable terms or at all.

A downgrade in Puget Sound Energy’s credit rating could negatively affect the ability to access capital, the ability to hedge in wholesale markets and the ability to pay dividends.

Although Puget Sound Energy does not have any rating downgrade provisions in its credit facilities that would accelerate the maturity dates of outstanding debt, a downgrade in Puget Sound Energy’s credit rating could adversely affect its ability to renew existing or obtain access to new credit facilities and could increase the cost of such facilities. For example, under Puget Sound Energy’s facilities, the borrowing spreads over the London Interbank Offered Rate (LIBOR) and commitment fees increase if Puget Sound Energy’s corporate credit ratings decline. A downgrade in commercial paper ratings could increase the cost of commercial paper and limit or preclude Puget Sound Energy’s ability to issue commercial paper under its current programs.

Any downgrade below investment grade of Puget Sound Energy’s corporate credit rating could cause counterparties in the wholesale electric, wholesale natural gas and financial derivative markets to request Puget Sound Energy to post a letter of credit or other collateral, make cash prepayments, obtain a guarantee agreement or provide other mutually agreeable security, all of which would expose Puget Sound Energy to additional costs.

Puget Sound Energy may not declare or make any dividend distribution unless on the date of distribution Puget Sound Energy’s corporate credit/issuer rating is investment grade, or if its credit ratings are below investment grade, Puget Sound Energy’s ratio of earnings before interest, tax, depreciation and amortization (EBITDA) to interest expense for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than 3.0 to 1.0.

Puget Sound Energy may be negatively affected by unfavorable changes in the tax laws or their interpretation.

Puget Sound Energy’s tax obligations include income, real estate, public utility, municipal, sales and use, business and occupation and employment-related taxes, and ongoing audits related to these taxes. Changes in tax law, related regulations, or differing interpretation or enforcement of applicable law by the IRS or other taxing jurisdiction could have a material adverse impact on Puget Sound Energy’s financial statements. The tax law, related regulations and case law are inherently complex. Puget Sound Energy must make judgments and interpretations about the application of the law when determining the provision for taxes. These judgments may include reserves for potential adverse outcomes regarding tax positions that may be subject to challenge by the taxing authorities. Disputes over interpretations of tax laws may be settled with the taxing authority in examination, upon appeal or through litigation.

In particular, the Tax Cuts and Jobs Act which was enacted on December 22, 2017 introduced significant permanent and temporary changes to the federal tax code. These changes include a tax rate change from 35.0% to 21.0%, the exclusion of utility businesses from claiming bonus depreciation, the limitation of interest deductibility by non-utility businesses, in addition to numerous other changes. The final interpretation and regulatory treatment of the tax reform changes is uncertain.

Poor performance of pension and postretirement benefit plan investments and other factors impacting plan costs could unfavorably impact Puget Sound Energy’s cash flow and liquidity.

Puget Sound Energy provides a defined benefit pension plan and postretirement benefits to certain Puget Sound Energy employees and former employees. Costs of providing these benefits are based, in part, on the value of the plan’s assets and the current interest rate environment and therefore, adverse market performance or low interest rates could result in lower rates of return for the investments that fund Puget Sound Energy’s pension and postretirement benefits plans and could increase Puget Sound Energy’s funding requirements related to the pension plans. Changes in demographics, including increased numbers of retirements or changes in life expectancy assumptions, may also increase Puget Sound Energy’s funding requirements related to the pension plans. Any contributions to Puget Sound Energy’s plans in 2018 and beyond as well as the timing of the recovery of such contributions in GRCs could impact Puget Sound Energy’s cash flow and liquidity.

Potential legal proceedings and claims could increase Puget Sound Energy’s costs, reduce Puget Sound Energy’s revenue and cash flow, or otherwise alter the way Puget Sound Energy conducts business.

Puget Sound Energy is, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. While management believes Puget Sound Energy has reasonable and prudent insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated, Puget Sound Energy cannot assure that the outcome of all current or future litigation will not have a material adverse effect on Puget Sound Energy and/or its results of operations.

Challenges relating to the construction or future operation of the Tacoma LNG facility could adversely affect Puget Sound Energy’s operations.

Puget Sound Energy and Puget Energy’s subsidiary, Puget LNG, currently are constructing the Tacoma LNG facility at the Port of Tacoma, a jointly owned facility intended to provide peak-shaving services to Puget Sound Energy’s natural gas customers, and to provide LNG as fuel primarily to the maritime market. Puget LNG has entered into one fuel supply agreement with a maritime customer, and is marketing the facility’s expected output to other potential customers. Scheduled to be completed in 2019, delays in the facility’s construction and operation or in its ability to timely deliver fuel to customers could expose Puget LNG to damages under one or more fuel supply contracts, which could unfavorably impact Puget Energy’s return on investment.

Risks Related to the Senior Notes

An active trading market for the Senior Notes may not develop.

There is currently no public market for the Senior Notes and we do not currently plan to list the Senior Notes on any securities exchange to seek their quotation on any automated dealer quotation system. We have been advised that the underwriters intend to make a market in the Senior Notes; however, the underwriters are not obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If the underwriters cease to act as market-makers for the Senior Notes for any reason, there can be no assurance that another firm or person will make a market in the Senior Notes. There can be no assurance that an active market for the Senior Notes will develop or, if a market does develop, at what prices the Senior Notes will trade. In addition, the liquidity of any trading in the Senior Notes, and the market price quoted for the Senior Notes, may be adversely affected by changes in the overall market for such securities and by changes in our financial performance or prospects.

Ratings of the Senior Notes may change after issuance and affect the market price and marketability of the Senior Notes.

Senior Notes ratings are limited in scope, and do not address all material risks relating to an investment in the Senior Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There is no assurance that any particular credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be decreased, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Holders of Senior Notes will have no recourse against us in the event of a change in or suspension or withdrawal of such ratings. Any decrease, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Senior Notes.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the Senior Notes in this offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $593.4 million. We intend to use the net proceeds from the sale of the Senior Notes:

(i)	to repay at maturity $200 million aggregate principal amount of our 6.470% Senior Secured Notes due June 15, 2018;

(ii)	to pay down a portion of our outstanding commercial paper; and

(iii)	for general corporate purposes.

As of May 31, 2018, we had approximately $366.0 million of commercial paper outstanding with a weighted average interest of approximately 2.36% per year.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Puget Sound Energy’s ratios of earnings to fixed charges for the respective periods. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Three Months Ended March 31,	Twelve Months Ended March 31,		Year Ended December 31,
	2018	2018	2017	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (1)	3.75x	2.81x	2.98x	2.92x	3.03x	2.55x	2.11x	2.70x
Adjusted ratio of earnings to fixed charges (2)	3.73x	2.85x	2.80x	3.13x	2.71x	2.51x	2.41x	2.36x

(1)	The ratio of earnings to fixed charges contains material non-cash impacts from the effect of net unrealized gains and losses on derivative instruments resulting from mark to market accounting on energy and gas hedges done in the normal course of business to stabilize customer rates.
(2)	The adjusted ratio of earnings to fixed charges (“Adjusted Ratio”) is a measurement not calculated in accordance with GAAP. We define the Adjusted Ratio as the ratio of earnings to fixed charges excluding the effects of net unrealized gain or loss on derivative instruments. Such pre-tax gains and losses were, in millions:

	Three Months Ended March 31,	Twelve Months Ended March 31,		Years Ended December 31,
	2018	2018	2017	2017	2016	2015	2014	2013
Net unrealized gain (loss) on derivative instruments	$1	$(11)	$48	$(31)	$84	$13	$(86)	$99

The Adjusted Ratio in our view better reflects our ability to meet our fixed obligations since it is independent of the effects of mark to market accounting of energy and gas hedges on net unrealized gains and losses on derivative instruments. The Adjusted Ratio is not an alternative to the ratio of earnings to fixed charges calculated and presented in accordance with GAAP. You should not rely on the Adjusted Ratio as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation presented above, along with our consolidated balance sheets, statements of operations and cash flows. In addition, because the Adjusted Ratio is not calculated in accordance with GAAP, it is susceptible to varying calculations and may differ from and may not be comparable to similarly titled measures used by other companies.

DESCRIPTION OF THE SENIOR NOTES

The following description of the 4.223% Senior Notes due June 15, 2048, or Senior Notes, supplements the more general description of the senior notes that appears in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section called “Description of Securities” in the accompanying prospectus. The Senior Notes will be issued as a separate series of senior notes under the senior note indenture, dated as of December 1, 1997, as previously modified and supplemented, between Puget Sound Energy and U.S. Bank National Association, as trustee (the “Trustee”) (as so modified and supplemented, the “Senior Note Indenture”). Other than described below, provisions of the Senior Note Indenture are more fully described in the section called “Description of Securities—Description of Senior Notes” in the accompanying prospectus. We qualify the description of the Senior Notes by reference to the Senior Note Indenture.

General

The Senior Notes will initially be limited in aggregate principal amount to $600,000,000. The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2048. The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues of Senior Notes and Additional Indebtedness

The Senior Note Indenture does not limit the aggregate principal amount of senior notes that we may issue. We may from time to time, without the consent of the holders of existing senior notes (including the Senior Notes), issue additional senior notes. Additional senior notes may have the same or different terms and conditions as the Senior Notes.

We may, without the consent of the holders of the Senior Notes, issue additional senior notes of the same series having the same ranking and interest rate, maturity and other terms as the Senior Notes offered hereby (except for the issue price, issue date and, if applicable, the first payment of interest thereon); provided, however, that such additional senior notes must be fungible with the Senior Notes offered hereby for U.S. federal income tax purposes, and any such additional senior notes issued in this manner will be consolidated with, and will form a single series of senior notes under the Senior Note Indenture with the Senior Notes offered hereby. As of March 31, 2018, we had approximately $3.5 billion in aggregate outstanding principal amount of senior notes under the Senior Note Indenture.

There are no provisions in the Senior Note Indenture or the Senior Notes that require us to redeem the Senior Notes or that otherwise protect you, as a holder of Senior Notes, in the event that we incur substantial additional indebtedness.

Interest

Each Senior Note shall bear interest at the rate of 4.223% per annum from the date of original issuance, payable semiannually in arrears on June 15 and December 15 of each year to the person in whose name the Senior Note is registered at the close of business on the fifteenth calendar day prior to the applicable interest payment date. The initial interest payment date is December 15, 2018. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months and shall be computed at a fixed rate until maturity. In the event that any date on which interest is payable on the Senior Notes is not a “business day,” then payment of the interest payable on that date will be made on the next “business day” (and without any interest or other payment in respect of the delay). The term “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and

Friday that is not a day on which banking institutions or trust companies in New York, New York, or in the city where the corporate trust office of the Trustee is located, are obligated or authorized by law or executive order to close.

Security

The following section supersedes and replaces in its entirety the subsection entitled “Security; Release Date” under “Description of Securities—Description of Senior Notes” in the accompanying prospectus.

At the time we issue any of the Senior Notes, we will simultaneously deliver to the Trustee, as security for the Senior Notes, 4.223% Pledged First Mortgage Bonds due June 15, 2048, issued under our existing electric utility mortgage indenture. The pledged electric utility mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the Senior Notes.

As provided in the Senior Note Indenture and the supplemental indenture to the electric utility mortgage indenture, which sets forth the terms of the pledged electric utility mortgage bonds, our obligation to make payments with respect to the principal of, premium or interest on the pledged electric utility mortgage bonds will be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment is due, the then due principal of, premium or interest on the Senior Notes are fully or partially paid or we have deposited with the senior note trustee pursuant to the Senior Note Indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, or interest on the Senior Notes.

Until the release date (as described in the next paragraph), any additional series of senior notes issued under the Senior Note Indenture will be similarly secured by one or more series of our pledged first mortgage bonds from either or both of our existing mortgage bond indentures.

The “release date” will be the date that all of our first mortgage bonds under both of our existing mortgage bond indentures (other than pledged first mortgage bonds securing senior notes) have been retired through payment, redemption or otherwise. On the release date, the Trustee will surrender and return to us all pledged first mortgage bonds securing any outstanding senior notes, we shall discharge both of our existing mortgage bond indentures and we will deliver to the Trustee substitute pledged first mortgage bonds to be issued under a new mortgage indenture. As a result, as of the release date, the then outstanding senior notes (including the Senior Notes offered hereby), and any future series of senior notes issued pursuant to the Senior Note Indenture, will be secured by substitute pledged first mortgage bonds.

A lien on certain of our property will secure each series of pledged first mortgage bonds that in turn secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the Trustee will surrender to us for cancellation any equal principal amount of the related series of pledged first mortgage bonds. We will not permit the total principal amount of pledged first mortgage bonds securing senior notes held by the Trustee to be less than the total principal amount of senior notes outstanding.

Optional Redemption

At any time prior to December 15, 2047, (the “Par Call Date”), we may, at our option, redeem the Senior Notes in whole or in part, at a redemption price equal to the greater of the following:

•	100% of the principal amount of the Senior Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed that would be due if the Senior Notes matured on the Par Call Date (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus in each case accrued and unpaid interest on the Senior Notes to the date of redemption.

At any time on or after the Par Call Date, we may, at our option, redeem the Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed (assuming, for this purpose, that the Senior Notes matured on the Par Call Date), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Puget Sound Energy.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Quotations, or (b) if the Trustee obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such Referenced Treasury Dealer Quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the senior note trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (a) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC, or their respective affiliates or successors and (b) a primary U.S. Government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Book-Entry; Delivery and Form

The Senior Notes will trade through The Depository Trust Company (“DTC”). The Senior Notes are represented by one or more fully registered global certificates. Each global certificate is deposited with the Trustee as custodian for DTC and is registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct or Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to Puget Sound Energy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Puget Sound Energy or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Direct or Indirect Participant and not of DTC, Puget Sound Energy or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Puget Sound Energy or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Senior Notes at any time by giving reasonable notice to Puget Sound Energy or its agent. Under these circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

Puget Sound Energy may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we nor the underwriters take any responsibility for the accuracy thereof.

We nor the underwriters have any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Concerning the Trustee

U.S. Bank National Association serves as the Trustee under the Senior Note Indenture and as the electric utility mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for our commercial paper program, and is a lender under our credit facility.

UNDERWRITING (Conflicts of Interest)

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC are acting as representatives (the “Representatives”)) and each of the underwriters has, severally, and not jointly, agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

Underwriters	Principal Amount
J.P. Morgan Securities LLC	$114,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	114,000,000
Mizuho Securities USA LLC	114,000,000
Barclays Capital Inc.	66,000,000
Scotia Capital (USA) Inc.	66,000,000
Wells Fargo Securities, LLC	66,000,000
RBC Capital Markets, LLC	30,000,000
TD Securities (USA) LLC	30,000,000

Total	$600,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased.

Senior Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Senior Notes sold by the underwriters to securities dealers may be sold at a discount of up to 0.500% of the principal amount of the Senior Notes from the initial public offering price. Any such securities dealers may resell any Senior Notes purchased from the underwriters to certain other brokers or dealers at a discount of up to 0.250% of the principal amount of the Senior Notes from the initial public offering price.

The expenses of the offering, not including the underwriting discount, are estimated to be $1,400,000 and are payable by us.

We have agreed not to sell or transfer any similar term debt securities that are substantially similar to the Senior Notes for 14 days after the date of this prospectus supplement without first obtaining the written consent of the Representatives. Specifically, we have agreed not to directly or indirectly:

•	sell, issue, offer or contract to sell any substantially similar debt securities,

•	grant any option for the sale of any substantially similar debt securities, or

•	otherwise transfer or dispose of any substantially similar debt securities.

Prior to the offering, there has been no public market for the Senior Notes. We do not intend to apply for listing of the Senior Notes on any securities exchange or seek their quotation on any automated dealer quotation. The underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters are not and will not be obligated to make a market in the Senior Notes, however, and may cease market-making activities, if commenced, at any time for any reason and without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Short Positions

In connection with this offering and in compliance with applicable law and industry practice, the underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate’s short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Other Relationships

Certain of the underwriters or their affiliates have engaged or may, from time to time, engage in transactions with and/or have performed or may, from time to time, perform investment banking and other financial services for us and our affiliates in the ordinary course of business, including providing us with cash management services or acting as lender under our credit facility or dealers under our commercial paper program. They have received and may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, certain of the underwriters or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby. The underwriters or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect to deliver the Senior Notes against payment for the Senior Notes on or about June 14, 2018, which will be the eighth business day following the date of the pricing of the Senior Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing or the next succeeding five business days will be required, by virtue of the fact that the Senior Notes initially will settle in T+8, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Senior Notes who wish to trade the Senior Notes on the date of pricing or the next succeeding five business days should consult their own advisors.

Conflicts of Interest

A portion of the net proceeds from the sale of the Senior Notes will be used to repay at maturity our 6.740% Senior Notes due June 15, 2018 and to repay our outstanding commercial paper. To the extent any of the underwriters or their affiliates own our 6.740% Senior Notes due June 15, 2018 or our commercial paper, such party could receive at least 5% of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Senior Notes in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc.

LEGAL MATTERS

The validity of the Senior Notes and certain matters relating thereto will be passed upon, on behalf of Puget Sound Energy, by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon on behalf of the underwriters by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Puget Sound Energy files reports and other information with the SEC. These SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Puget Sound Energy files at the SEC’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and their copy charges. You may also inspect Puget Sound Energy’s SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit certain information included in the registration statement. For a more complete understanding about us and the Senior Notes we are offering, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file or furnish separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that Puget Sound Energy has filed previously with the SEC. These documents contain important information about Puget Sound Energy and its finances.

SEC Filings (File No. 1-4393)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2017

• Quarterly Report on Form 10-Q	Quarter ended March 31, 2018

• Current Reports on Form 8-K	Filed January 11, 2018, January 19, 2018, March 26, 2018 and May 23, 2018

The documents filed by Puget Sound Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are also incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning Puget Sound Energy at the following address:

Investor Relations

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PROSPECTUS

Puget Sound Energy, Inc.

SENIOR NOTES

Puget Sound Energy, Inc. may offer, on one or more occasions, secured senior notes. The amount, price and terms will be determined at or prior to the time of sale.

Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Our executive office is located at 10885 N.E. 4th Street, Suite 1200, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or “Commission”), using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Sound Energy, Inc. or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Puget Sound Energy,” “we,” “us” and “our” are to Puget Sound Energy, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should” or “will” or the negative of those terms or comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as the “Risk Factors” in any prospectus supplement accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

SEC Filings (File No. 1-4393)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2015

• Quarterly Reports on Form 10-Q	Quarters ended March 31, 2016, June 30, 2016 and September 30, 2016

• Current Reports on Form 8-K	Filed March 4, 2016, May 11, 2016 and July 18, 2016

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) after the date of the initial registration statement, including any documents filed prior to the date on which the registration statement becomes effective, and prior to the termination of all offerings made pursuant to this prospectus are also incorporated by reference into this prospectus.

Security holders can obtain any document incorporated by reference in this prospectus from us without charge (excluding any exhibits to those documents, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge) by requesting it in writing or by telephone from us at:

Investor Relations

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PUGET SOUND ENERGY, INC.

Puget Sound Energy, Inc. is a public utility headquartered in Washington State, furnishing electric and natural gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region of the state of Washington.

Our executive office is located at 10885 N.E. 4th Street, Suite 1200, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

RISK FACTORS

The purchase of the securities offered by this prospectus involves various risks. In considering whether to purchase the securities offered by this prospectus, you should carefully consider all the information we have included or incorporated by reference in this prospectus and any prospectus supplement. In particular, you should carefully consider each of the risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus and those that may be included in the applicable prospectus supplement, together with all the other information included or incorporated by reference in this prospectus and any prospectus supplement.

USE OF PROCEEDS

As will be more specifically set forth in the applicable prospectus supplement, we will use the net proceeds from the sale of senior notes offered hereby for our general corporate purposes, including capital expenditures, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve Months Ended September 30, 2016	Years Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	2.97x	2.55x	2.11x	2.70x	2.62x	1.81x

DESCRIPTION OF SECURITIES

Description of Senior Notes

Senior notes will be issued under that certain Indenture dated as of December 1, 1997 between Puget Sound Energy and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as supplemented which we refer to as the “senior note indenture”. Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be U.S. Bank National Association. The senior note indenture is sometimes referred to in this prospectus as an “indenture.”

The following briefly summarizes the material provisions of the indenture and the senior notes. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the indenture may also be obtained from Puget Sound Energy or the trustee.

The senior note indenture does not limit the aggregate principal amount of senior notes that we may issue. We may from time to time, without the consent of the existing holders of senior notes, issue additional senior notes. As of the date of this prospectus, we have approximately $3.5 billion in aggregate outstanding principal amount of senior notes under the senior note indenture.

The indenture provides that senior notes of Puget Sound Energy may be issued in one or more series, with different terms, as authorized on one or more occasions by Puget Sound Energy.

The applicable prospectus supplement relating to any series of senior notes will describe the following terms, where applicable:

•	the title of the senior notes;

•	the total principal amount of the senior notes;

•	the percentage of the principal amount at which the senior notes will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the senior notes will be made;

•	the terms and conditions on which the senior notes may be redeemed at the option of Puget Sound Energy;

•	any obligation of Puget Sound Energy to redeem, purchase or repay the senior notes at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Puget Sound Energy’s obligations relating to the senior notes by deposit of funds or United States government obligations;

•	whether the senior notes are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the indenture described in this prospectus that do not apply to the senior notes;

•	any additional amounts with respect to the senior notes that Puget Sound Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Sound Energy to redeem the senior notes rather than pay these additional amounts;

•	any additional events of default; and

•	any other specific terms of the senior notes.

Federal income tax consequences and other special considerations applicable to any senior notes issued by Puget Sound Energy at a discount will be described in the applicable prospectus supplement.

Senior notes may be presented for exchange. Registered senior notes may be presented for registration of transfer at the offices of the trustee and, subject to the restrictions set forth in the senior notes and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the indenture.

Distributions on the senior notes in registered form will be made at the office or agency of the trustee in its designated office. However, at the option of Puget Sound Energy, payment of any interest may be made by check or wire transfer. Payment of any interest due on senior notes in registered form will be made to the persons in whose names the senior notes are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Security; Release Date

Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget Sound Energy’s first mortgage bonds from either or both of Puget Sound Energy’s current first mortgage indentures issued and delivered by Puget Sound Energy to the senior note trustee. Upon the issuance of a series of senior notes prior to the release date, Puget Sound Energy will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount, as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget Sound Energy to the senior note trustee of principal of, and interest and/or any premium on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget Sound Energy’s obligations with respect to principal of, and interest and/or any premium on, the corresponding senior notes.

The “release date” will be the date that all first mortgage bonds of Puget Sound Energy issued and outstanding under its electric utility mortgage indenture with U.S. Bank National Association and its gas utility mortgage indenture with The Bank of New York Mellon Trust Company, N.A. other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Puget Sound Energy, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become, at Puget Sound Energy’s option, either:

•	unsecured general obligations of Puget Sound Energy; or

•	obligations secured by substitute first mortgage bonds issued under a substitute mortgage indenture other than Puget Sound Energy’s electric utility mortgage or gas utility mortgage.

A lien on certain property owned by Puget Sound Energy will secure each series of first mortgage bonds that secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget Sound Energy for cancellation an equal principal amount of the related series of first mortgage bonds. Puget Sound Energy will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Puget Sound Energy will cause the mortgages to be discharged and will not issue any additional first mortgage bonds under its electric utility mortgage or gas utility mortgage. While Puget Sound Energy will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under “—Certain Covenants of Puget Sound Energy—Limitation on Liens.”

Events of Default

The following constitute events of default under senior notes of any series:

•	unsecured general obligations of Puget Sound Energy; or

•	failure to pay interest on any senior note of the series when due for 30 days;

•	failure to perform any other covenant or agreement of Puget Sound Energy in the senior notes of the series for 90 days after written notice to Puget Sound Energy by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

•	prior to the release date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes of the series give notice of the default to the senior note trustee;

•	prior to the release date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes of the series give notice of the default to the senior note trustee;

•	if any substituted mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes of the series give notice of the default to the senior note trustee; and

•	events of bankruptcy, insolvency or reorganization of Puget Sound Energy specified in the senior note indenture.

If an event of default occurs and is continuing, either the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes of a series may declare the principal amount of all senior notes of the series to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of a series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of at least a majority in total principal amount of the outstanding senior notes of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee with respect to the series, or of exercising any trust or power conferred on the senior note trustee with respect to the series. The holders of at least a majority in principal amount of the outstanding senior notes of a series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of the series.

No holder of senior notes of a series may institute any action against Puget Sound Energy under the senior note indenture unless:

•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•	the holders of not less than a majority in total principal amount of senior notes of the series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes of a series will be entitled to institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders of senior notes of the series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of that series notice of the default if known to the senior note trustee, unless cured or waived. The senior note trustee may withhold the notice if it determines in good faith that it is in the interest of the holders to do so except in the case of default in the payment of principal of, and interest and/or any premium on, any senior notes of the series. Puget Sound Energy is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing the certificate, Puget Sound Energy is in compliance with the conditions and covenants under the senior note indenture.

Modification

Except as provided in the paragraph below, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture with respect to a series without the consent of the holders of at least a majority in principal amount of the outstanding affected senior notes. In addition, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of a series to:

•	change the maturity date of any senior note of the series;

•	reduce the rate (or change the method of calculation of the rate) or extend the time of payment of interest on any senior note of the series;

•	reduce the principal amount of, or premium payable on, any senior note of the series;

•	change the coin or currency of any payment of principal of, and interest and/or any premium on, any senior note of the series;

•	change the date on which any senior note of the series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of the series;

•	impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of the series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of the series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of the first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify or reduce the percentage of holders of senior notes of the series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

Puget Sound Energy and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including:

•	to add to the covenants of Puget Sound Energy for the benefit of the holders or to surrender a right conferred on Puget Sound Energy in the senior note indenture;

•	to add further security for the senior notes of the series;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other changes that are not prejudicial to the holders of senior notes of the series.

Defeasance and Discharge

The senior note indenture provides that Puget Sound Energy will be discharged from any and all obligations with respect to the senior notes of a series and the senior note indenture (except for obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget Sound Energy irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of the series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates those payments are due in accordance with the terms of the senior note indenture and the senior notes of the series. Unless all the senior notes of the series are to be due within 90 days of the deposit by redemption or otherwise, Puget Sound Energy must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior notes. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Puget Sound Energy may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if:

•	the successor or transferee corporation is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the new corporation assumes the due and punctual payment of the principal of, and premium and interest on, all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget Sound Energy;

•	prior to the release date, the new corporation assumes Puget Sound Energy’s obligations under its electric utility mortgage and gas utility mortgage with respect to first mortgage bonds securing senior notes; and

•	after the release date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget Sound Energy’s obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

The senior note indenture defines “all or substantially all” of the assets of Puget Sound Energy as being 50% or more of the total assets of Puget Sound Energy as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget Sound Energy’s obligations on the senior notes and covenants contained in the senior note indenture.

Certain Covenants of Puget Sound Energy

Limitation on Liens Puget Sound Energy cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. After the release date, Puget Sound Energy will be precluded from issuing additional first mortgage bonds under its electric utility mortgage and gas utility mortgage. Unless substitute first mortgage bonds are issued to secure senior notes, after the release date, Puget Sound Energy may not issue, assume, guarantee or permit to exist any debt that is secured by any mortgage, security interest, pledge or other lien of or upon any real property or other depreciable asset used in Puget Sound Energy’s electric and gas utility business without effectively securing the senior notes (together with, if Puget Sound Energy shall so determine, any other indebtedness of Puget Sound Energy ranking equally with the senior notes) equally and ratably with that debt. The foregoing restriction will not apply to:

•	liens on any property existing at the time of its acquisition (but excluding any extension of or addition to that property unless the terms of the mortgage as of the date of the acquisition of the property provide that the mortgage shall be secured by extensions or additions to the property);

•	liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of that property for the purpose of financing all or part of the purchase price of the property;

•	liens secured by property used in the generation of electricity;

•	liens existing as of the date of the senior note indenture;

•	permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the bullet points above; provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property which was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

•	liens in favor of the United States, any state thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

•	liens securing industrial development, pollution control or similar revenue bonds.

Notwithstanding the foregoing restriction, Puget Sound Energy may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by that lien or any other lien not excepted above, together with all net sale proceeds from sale and leaseback transactions that are not described in “—Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet.

Limitations on Sale and Lease Back Transactions Unless substituted first mortgage bonds are issued to secure the senior notes, after the release date Puget Sound Energy may not sell or transfer any real property interest or other depreciable asset and take back a lease of that property unless:

•	the sale and leaseback transaction occurs within 180 days after the later of the date of acquisition of the property or the date of the completion of construction or commencement of full operations on the property; or

•	within 120 days after the sale and leaseback transaction, Puget Sound Energy applies or causes to be applied to the retirement of debt of Puget Sound Energy (other than debt which is subordinate in right of payment to senior notes) an amount not less than the net proceeds of the sale of the property.

Notwithstanding the foregoing restriction, Puget Sound Energy may effect any sale and leaseback transaction not excepted above if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of the bullet points under “—Limitations on Liens,” do not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget Sound Energy may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

Voting of First Mortgage Bonds Held by Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget Sound Energy’s electric utility mortgage and gas utility mortgage or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of at least a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility bonds or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of at least a majority in principal amount of the outstanding senior notes of such issue.

Concerning the Senior Note Trustee

U.S. Bank National Association is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture. As of the date of this prospectus, U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our credit facility.

The senior note trustee may resign at any time by giving written notice to Puget Sound Energy specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget Sound Energy may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

The first mortgage bonds securing the senior notes are to be issued under Puget Sound Energy’s electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. U.S. Bank National Association will act as the electric utility mortgage trustee and The Bank of New York Mellon Trust Company, N.A. will act as the gas utility mortgage trustee.

The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all the provisions of the electric utility mortgage indenture and the gas utility mortgage indenture, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

First mortgage bonds securing senior notes will be issued as security for Puget Sound Energy’s obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget Sound Energy (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget Sound Energy.

First mortgage bonds securing senior notes will correspond to the senior notes of their related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or any premium or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of the senior notes will, to the extent of the payment of principal, premium or interest, be deemed fully paid and the obligation of Puget Sound Energy to make the payment shall be discharged.

The Electric Utility Mortgage Bonds

Priority and Security The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget Sound Energy’s electric utility property and its electric franchises and permits, other than property expressly excluded from the lien. Property expressly excluded from the lien includes:

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	materials and supplies held for use in the ordinary course of business;

•	merchandise held for the purpose of sale, lease or distribution;

•	fuel (including fissionable material) and personal property consumable in operations;

•	timber, oil, gas and other minerals under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment; and

•	nonutility property.

The lien of the electric utility mortgage is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget Sound Energy’s gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

Dividend Restriction So long as any of the electric utility mortgage bonds are outstanding, Puget Sound Energy shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock; or

•	purchase, redeem or otherwise retire for consideration any shares of stock.

Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against That Issuance The principal amount of electric utility mortgage bonds that Puget Sound Energy may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the electric utility mortgage trustee; and

•	100% of unfunded electric utility mortgage bond credits.

The issuance of electric utility mortgage bonds is subject to net earnings available for interest being at least two times the annual interest requirements on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

Depreciation Fund Puget Sound Energy will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget Sound Energy, after deducting cost of electricity purchased, fuel costs, and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A and certain of the Secured Medium-Term Notes, Series B, at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget Sound Energy has the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits. Cash and electric utility mortgage bonds held in the depreciation fund may also be withdrawn by using either unfunded property additions or unfunded electric utility mortgage bond credits.

Modification of Mortgage The rights of the bondholders under the electric utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66  2⁄3% in total principal amount of the electric utility bonds and of not less than 66  2⁄3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee U.S. Bank National Association is both the mortgage trustee under the electric utility mortgage indenture and the senior note trustee under the senior note indenture. As of the date of this prospectus, U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our credit facility.

The holders of at least a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults The electric utility mortgage defines the following as “defaults”:

•	failure to pay principal and premium when due;

•	failure to pay interest for 30 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 60 days after becoming due;

•	an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

•	certain events in bankruptcy, insolvency or reorganization;

•	an unstayed continuance for 90 days after entry of a judgment in excess of $100,000; and

•	failure for 90 days after notice to observe other covenants or conditions.

The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Gas Utility Mortgage Bonds

Priority and Security The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget Sound Energy’s gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien). Property expressly excluded from the lien includes:

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	equipment, materials, supplies and merchandise held by Puget Sound Energy for consumption in the ordinary course of business or acquired for sale, lease or distribution;

•	gas or liquid hydrocarbons in pipelines and in storage;

•	fuel and personal property consumable in operations;

•	oil, gas and other minerals and timber under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment;

•	nonutility property; and

•	certain property of a successor corporation in a merger or consolidation.

All property owned by Puget Sound Energy immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage . All property acquired by Puget Sound Energy after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

Dividend Restriction If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget Sound Energy accumulated after September 30, 1994 plus the sum of $20,000,000, Puget Sound Energy shall not do any of the following so long as any of Puget Sound Energy’s Secured Medium-Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock; or

•	purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget Sound Energy and other than any shares of any class of stock ranking as to dividends or assets prior to Puget Sound Energy’s common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for that class of stock).

Renewal Fund Puget Sound Energy will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to:

•	the greater of:

•

the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or another rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year; or

•	the aggregate amount of retirements for the same period;

in excess of:

•	the greater of:

•	the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage; or

•	the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bonds credits.

Any cash deposited in the renewal fund, if and to the extent that Puget Sound Energy at the time does not have property additions available for use as a credit to satisfy the renewal fund obligation, may, upon the written order of Puget Sound Energy, be applied by the gas utility mortgage trustee to the redemption of gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

Issuance of Gas Bonds and Withdrawal of Cash Deposited Against Such Issuance The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the gas utility mortgage trustee; and

•	100% of unfunded gas utility mortgage bond credits.

With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least:

•	two times the annual interest requirements on all gas utility mortgage bonds and prior lien debt to be outstanding; and

•	so long as gas utility mortgage bonds issued prior to the date of this prospectus are outstanding, 1.75 times the annual interest requirements on all indebtedness of Puget Sound Energy to be outstanding immediately after such issuance.

Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

Modification of Mortgage The rights of the bondholders under the gas utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66  2⁄3% in total principal amount of the gas utility mortgage bonds and of not less than 66  2⁄3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee The Bank of New York Mellon Trust Company, N.A. is both the gas utility mortgage trustee under the mortgage indenture and the unsecured debenture trustee under our unsecured debt indenture. As of the date of this prospectus, an affiliate of The Bank of New York Mellon Trust Company, N.A. is a lender under our credit agreement.

The holders of at least a majority in total principal amount of the gas utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the gas utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults The gas utility mortgage defines the following as “defaults”:

•	failure to pay principal and premium when due;

•	failure to pay interest for 10 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

•	certain events in bankruptcy, insolvency or reorganization;

•	failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget Sound Energy’s failure causes any payments to become due prior to the due date;

•	a judgment against Puget Sound Energy in excess of $100,000 that continues unstayed and unsatisfied for a period of 90 days following entry of the judgment; and

•	failure for 30 days after notice to observe other covenants or conditions.

The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

PLAN OF DISTRIBUTION

Puget Sound Energy may sell the senior notes:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

The prospectus supplement with respect to any senior notes will set forth the terms of the related offering, including:

•	the name or names of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the senior notes and the proceeds to Puget Sound Energy from their sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents;

•	any delayed delivery arrangements; and

•	any securities exchange on which the senior notes may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, they will acquire the senior notes for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the senior notes will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered senior notes if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the senior notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the senior notes sold for their account may be reclaimed by the syndicate if the senior notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the senior notes, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are utilized in the sale of senior notes, Puget Sound Energy will sell the senior notes to the dealers as principals. The dealers may then resell the senior notes to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

The senior notes may be sold directly by Puget Sound Energy or through agents designated by Puget Sound Energy from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

The senior notes may be sold directly by Puget Sound Energy to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

If indicated in the prospectus supplement, Puget Sound Energy may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase senior notes from Puget Sound Energy at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers and underwriters may be entitled under agreements with Puget Sound Energy to indemnification by Puget Sound Energy against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget Sound Energy and its affiliates in the ordinary course of business.

The senior notes may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the senior notes.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article 8 of Puget Sound Energy’s amended and restated articles of incorporation and Article VII of Puget Sound Energy’s amended and restated bylaws provide for indemnification of Puget Sound Energy’s directors and officers to the maximum extent permitted by Washington law, except for (i) acts or omissions of such person finally adjudged to be intentional misconduct or a knowing violation of law by the person, (ii) conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction with respect to which it was finally adjudged that the person received a benefit in money, property, or services to which such person was not legally entitled.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of Puget Sound Energy’s amended and restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Sound Energy and its shareholders.

Officers and directors of Puget Sound Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The underwriting agreements, which will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, may contain provisions whereby the underwriters agree to indemnify Puget Sound Energy, its directors and certain officers and other persons, and are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

Opinions as to the legality of certain of the senior notes will be rendered for Puget Sound Energy by Perkins Coie LLP, Seattle, Washington. Certain legal matters with respect to the senior notes will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$600,000,000

4.223% Senior Notes due June 15, 2048

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Mizuho Securities

Barclays

Scotiabank

Wells Fargo Securities

Co-Managers

RBC Capital Markets

TD Securities

June 4, 2018